Exhibit 99.1

BG Medicine Announces Fiscal 2012 Second Quarter Results

Waltham, Mass., August 9, 2012 – BG Medicine, Inc. (NASDAQ: BGMD) today announced its consolidated results of operations for the three and six months ended June 30, 2012 and provided a business update. The Company will host a conference call and webcast today, August 9, 2012, beginning at 8:30 a.m. Eastern Time (details follow below).

For the quarter ended June 30, 2012, the Company reported a consolidated net loss of $6.4 million compared to a consolidated net loss of $4.8 million for the quarter ended June 30, 2011. For the six months ended June 30, 2012, the Company reported a consolidated net loss of $14.1 million compared to a consolidated net loss of $8.0 million for the six months ended June 30, 2011.

At June 30, 2012, the Company had consolidated cash, cash equivalents and marketable securities totaling approximately $23.3 million.

Business Update

“We are very pleased with the significant progress we have made during the past several months,” said Eric Bouvier, president and CEO of BG Medicine. “We continue to invest in the franchise for the BGM Galectin-3® test, and we have had a number of recent positive developments related to our galectin-3 program. In July 2012, we announced the filing of a 510(k) for regulatory clearance for the ARCHITECT® galectin-3 assay, which is used with Abbott’s fully automated ARCHITECT® immunochemistry instrument platform. This important milestone represents the first filing of an automated platform version of the BGM Galectin-3 test from our strong group of four automated platform partners, Abbott, Alere, bioMerieux, and Siemens. In May 2012, we filed a 510(k) to extend the cleared labeling indication for the BGM Galectin-3 test to include individuals in the general adult population who are at risk for developing heart failure based on elevated levels of galectin-3. We obtained CE Mark in the European Union for this expanded indication for the BGM Galectin-3 test and we are working with our partners to begin commercialization. Finally, in June 2012, we announced that Atherotech Diagnostic Lab is now making galectin-3 testing available to its laboratory customers and physicians.

“We have been continuing our dialogue with the FDA regarding the 510(k) submission for our CardioSCORE TM test,” continued Mr. Bouvier. “The FDA has requested that we conduct an adjudication process to confirm certain data from our BioImage validation study. The data were originally obtained through medical insurance claims, a method previously validated in numerous peer-reviewed studies. Due to the time involved in the adjudication process, we determined that we would not be able to submit a complete response by the August 15, 2012 deadline. Therefore, we withdrew the 510(k) on August 8, 2012. We intend to submit a new 510(k) as soon as we are satisfied that the information requested by the FDA is addressed in the new submission. We remain very confident about the performance of the CardioSCORE test, and the submission of a thorough and responsive 510(k) is one of our highest priorities.

“We are looking forward to several important milestones for the Company over the next several months,” concluded Mr. Bouvier. “We will continue to focus on the achievement of these milestones to make our innovative products a success in the marketplace.”

Upcoming milestones include:

•	We expect our partner, Abbott, to obtain CE Mark and launch its automated version of the BGM Galectin-3 test in Europe.

•	We expect to conclude one or more new distribution agreements to launch the BGM Galectin-3 test in additional important markets throughout the world.

•	We expect final approval and pricing for the analyte-specific CPT code for the BGM Galectin-3 test, effective for the 2013 Clinical Laboratory Fee Schedule.

•	We expect that the results and analysis of the BioImage study, which was used as the clinical validation study for the CardioSCORE test, will be presented at a major scientific conference.

•

Finally, for the CardioSCORE test, we are continuing our discussions with the FDA and we look forward to providing an update on the expected timing for the re-filing of our 510(k), as well as our plans for the commercial launch of the product.

Financial Results

Three months ended June 30, 2012

Product revenue for the quarter ended June 30, 2012 increased to $566,000 from $46,000 in the quarter ended June 30, 2011, reflecting increasing demand for the BGM Galectin-3 test. On a sequential quarterly basis, product revenue increased 36% to $566,000 from $416,000 in the quarter ended March 31, 2012. Service revenue decreased to $56,000 in the quarter ended June 30, 2012 from $175,000 in the corresponding period in 2011. Our service revenue consists primarily of activities under the HRP initiative.

Research and development expenses for the quarter ended June 30, 2012 decreased to $2.1 million from $2.4 million in the quarter ended June 30, 2011. The decrease in expense was due to lower activity associated with the HRP initiative. On a sequential quarterly basis, research and development expenses decreased to $2.1 million from $3.0 million in the quarter ended March 31, 2012.

Selling, general and administrative expenses for the quarter ended June 30, 2012 increased to $4.3 million from $2.5 million in the quarter ended June 30, 2011. Marketing expenses increased $701,000, primarily due to marketing activities, medical education programs and personnel-related costs associated with commercialization support for the BGM Galectin-3 test. General and administrative expenses increased $1.1 million primarily due to personnel-related costs and expenses related to being a public company. On a sequential quarterly basis, selling, general and administrative expenses decreased to $4.3 million from $4.8 million in the quarter ended March 31, 2012.

Six months ended June 30, 2012

Product revenue for the six months ended June 30, 2012 increased to $982,000 from $58,000 in the six months ended June 30, 2011, reflecting increasing demand for the BGM Galectin-3 test. Service revenue decreased to $120,000 in the six months ended June 30, 2012 from $1.0 million in the corresponding period in 2011. In the six months ended June 30, 2011, service revenue consisted primarily of $700,000 related to an agreement under the HRP initiative.

Research and development expenses for the six months ended June 30, 2012 increased to $5.1 million from $4.1 million in the six months ended June 30, 2011. The increase in expense was due to activity associated with our internal biomarker discovery and development efforts, primarily related to the BGM Galectin-3 test and CardioSCORE test programs.

Selling, general and administrative expenses for the six months ended June 30, 2012 increased to $9.1 million from $4.5 million in the quarter ended June 30, 2011. Marketing expenses increased $2.8 million, primarily due to marketing activities, medical education programs and personnel-related costs associated with commercialization support for the BGM Galectin-3 test in the U.S. and Europe. General and administrative expenses increased $1.8 million, primarily due to personnel-related costs and expenses related to being a public company.

Conference call and web cast

The Company will host a conference call and webcast today beginning at 8:30 am Eastern Time. The conference call may be accessed by dialing (877) 845-1016 from the U.S. and Canada, or (708) 290-1155 from international locations. The conference call will also be available via the Internet at www.bg-medicine.com.

A replay of the call will be available approximately one hour following the end of the call through September 9, 2012. The replay may be accessed by dialing (855) 859-2056 within the U.S. and Canada or (404) 537-3406 from international locations, passcode 16463217. The call will be archived and accessible on the Web site for approximately 30 days.

Listeners are encouraged to login at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.

About BG Medicine

BG Medicine, Inc. (NASDAQ: BGMD) is a life sciences company focused on the discovery, development and commercialization of novel cardiovascular diagnostics to address significant unmet medical needs, improve patient outcomes and contain healthcare costs. The Company’s first commercialized product, the BGM Galectin-3® test for use in patients with heart failure, is available in the United States and Europe. BG Medicine is also developing the CardioSCORE TM test, a blood test designed to identify individuals at high risk for near-term major cardiovascular events, such as heart attack and stroke. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com and www.galectin-3.com.

The BG Medicine Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=10352.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: our progress toward our product development and business priorities; our progress in preparing for the launch of the automated versions of our galectin-3 test by our partners in 2012; our expectations regarding the timing of the launch of automated versions of our galectin-3 test in Europe; our expectations regarding our automated platform partners plans and timing for filing 510(k)’s for their automated versions of the galectin-3 test; our expectations for our business operations and outlook; our beliefs regarding the importance of our galectin-3 test to heart failure patients; our expectations regarding concluding distribution agreements for our galectin-3 test in markets other than the U.S. and Europe; our expectations regarding the final approval and pricing for the analyte-specific CPT code for our galectin-3 test; our expectations regarding the potential timing of our new 510(k) submission for the CardioSCORE test; and our expectations regarding future presentations of data from the BioImage study. These statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our ability to transition into a commercial organization and generate sufficient revenue to sustain our business; our estimates of future performance, including the expected timing of the launch of our products; the timing, costs and other limitations involved in obtaining regulatory clearance or approval for any of our product candidates; our ability to successfully develop, receive regulatory clearance or approval, commercialize and achieve market acceptance for any of our products and product candidates; our reliance on third parties to develop or distribute our product candidates and products, including our ability to enter into collaboration agreements with respect to our product candidates and the performance of our collaborative partners under such agreements; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our need for additional financing; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and BG Medicine undertakes no duty to update this information unless required by law.

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands, except share and per share data)
	(unaudited)

Revenue:
Product revenue	$566	$46	$982	$58
Service revenue	56	175	120	1,018

Total revenue	622	221	1,102	1,076

Costs and Operating Expenses:
Cost of product revenue	196	13	343	17
Cost of service revenue	56	180	120	327
Research and development	2,133	2,361	5,113	4,074
Selling, general and administrative	4,324	2,508	9,113	4,495

Total costs and operating expenses	6,709	5,062	14,689	8,913

Loss from operations	(6,087)	(4,841)	(13,587)	(7,837)

Interest income	8	24	8	32
Interest expense	(324)	(16)	(477)	(107)
Other income (expense)	10	(3)	—	(55)

Net loss	(6,393)	(4,836)	(14,056)	(7,967)

Accretion of redeemable convertible preferred stock	—	—	—	(118)

Net loss attributable to common stockholders	$(6,393)	$(4,836)	$(14,056)	$(8,085)

Net loss attributable to common stockholders per share - basic and diluted	$(0.32)	$(0.25)	$(0.70)	$(0.52)

Weighted-average common shares outstanding used in computing per share amounts - basic and diluted	20,056,269	19,201,544	20,016,951	15,689,207

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	June 30, 2012	December 31, 2011
	(in thousands)
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$22,815	$23,874
Restricted cash	505	565
Accounts receivable	198	115
Inventory	308	212
Prepaid expenses and other current assets	856	550

Total current assets	24,682	25,316

Property and equipment, net	280	301
Intangible assets, net	414	456
Deposits and other assets	138	37

Total assets	$25,514	$26,110

Liabilities and Stockholders’ Equity
Current liabilities
Term loan, current portion	$1,232	$—
Accounts payable	1,021	487
Accrued expenses	4,823	3,348
Deferred revenue and customer deposits	1,215	1,368

Total current liabilities	8,291	5,203

Term loan, net of current portion	8,572	—
Warrant liability	25	15

Total liabilities	16,888	5,218

Stockholders’ equity
Common stock	20	20
Additional paid-in capital	135,982	134,192
Accumulated deficit	(127,376)	(113,320)

Total stockholders’ equity	8,626	20,892

Total liabilities and stockholders’ equity	$25,514	$26,110